Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181014-01
Pricing Supplement
Dated December 12, 2012i

Continental Airlines, Inc.
$425,000,000
2012-3 Pass Through Trust
Class C Pass Through Certificates, Series 2012-3

Pricing Supplement dated December 12, 2012 to the preliminary prospectus supplement dated December 12, 2012 (as supplemented, the “Preliminary Prospectus Supplement”) of Continental Airlines, Inc. (“Continental”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class C Pass Through Certificates, Series 2012-3 (“Class C Certificates”)
Amount:	$425,000,000
CUSIP:	210795 QD5
ISIN:	US210795QD50
Coupon:	6.125%
Make-Whole Spread over Treasuries:	0.50%
Public Offering Price:	100.0%
Underwriting:
Credit Suisse Securities (USA) LLC	$53,125,000
Morgan Stanley & Co. LLC	$53,125,000
Goldman, Sachs & Co.	$53,125,000
Citigroup Global Markets Inc.	$53,125,000
Deutsche Bank Securities Inc.	$53,125,000
Barclays Capital Inc.	$53,125,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$53,125,000
J.P. Morgan Securities LLC	$53,125,000
Concession to Selling Group Members:	0.50%
Discount to Broker/Dealers:	0.25%
Underwriting Commission:	$5,312,500
Continental’s Transaction Expenses:	$1,600,000
Underwriting Agreement:	Dated December 12, 2012
Settlement:	December 27, 2012 (T+10) closing date, the 10th business day following the date hereof
Transfer Restrictions:
The Class C Certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, for so long as they are outstanding.

Preliminary Prospectus Supplement:	Continental has prepared a Preliminary Prospectus Supplement, dated December 12, 2012, which includes additional information regarding the Class C Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037, Morgan Stanley toll-free at 1-866-718-1649 or Goldman Sachs toll-free at 1-866-471-2526.